Exhibit 99.3

CONSENT OF SHENGWAI (SEAN) DA

In connection with the filing by AlphaVest Acquisition Corp of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to be named as a nominee to the board of directors for AMC Robotics Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 1, 2025

Shengwei (Sean) Da

/s/ Shengwei (Sean) Da
Signature